EXHIBIT 99.1
Press Release Dated July 2, 2002

For Information Contact

At Greater Bay Bancorp: David L. Kalkbrenner President and CEO (650) 614-5767 Steven C. Smith EVP, CAO and CFO (650) 813-8222	At The Financial Relations Board: Christina Carrabino (general information) James Hoyne (analyst contact) (415) 986-1591

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP EXPECTS TO EXCEED
CONSENSUS EARNINGS ESTIMATES FOR SECOND QUARTER

—Schedules Second Quarter 2002 Earnings Release And Conference Call—

PALO ALTO, CA, July 2, 2002—Greater Bay Bancorp (Nasdaq: GBBK), an $8.3 billion in assets financial services holding company, announced that it will broadcast its second quarter 2002 earnings conference call live via the Internet on Wednesday, July 17, 2002.

Mr. Steven C. Smith, executive vice president, chief financial officer and chief administrative officer of Greater Bay Bancorp commented, “We continue to be very pleased with our operating results in this challenging economic period. The Company anticipates reporting second quarter 2002 core earnings and GAAP earnings per share of at least $0.60, which is at the higher end of the First Call analysts’ consensus estimates and is a 30% increase over core earnings and GAAP earnings per share one year ago.”

- Forward-Looking Information –

Mr. Smith continued, “When our operating results are combined with our excellent loan and deposit growth in the second quarter of 2002 together with our continued trend of good asset quality and strong loan loss reserves, we are pleased to maintain our optimism for the balance of 2002 and into 2003. We believe our relationship style of business banking is what allows us to prosper even during periods of economic weakness. Having experienced bankers who know their borrower is the best way to mitigate loan loss exposure. Relationship banking also allows Greater Bay to take advantage of decisions by some larger financial services companies to exit certain segments of markets and leave quality clients behind—something we have never done.”

The Company had previously given guidance related to its performance goals in a Form 8-K that was filed on April 4, 2002. The following updates the guidance with comments about the trends we are experiencing.

•
The Company anticipates revenue growth for the second quarter 2002 to be in the range of 60%, with full year 2002 revenue growth to be in excess of 50%. The increase in the revenue growth is due to stronger than anticipated loan growth in the second quarter coupled with the operations of ABD Insurance and Financial Services, Inc., which provides the revenue momentum that we anticipate will continue for the year.

•	The Company continues to believe its quarterly and full year net interest margin will be in the range of 4.85% to 4.90%.

•	The Company anticipates that its return on average shareholders’ equity for the second quarter and full year 2002 will be in excess of 21%.

•	The Company anticipates that its return on average assets for the second quarter and for the full year 2002 will be in excess of 1.40%.

•
The Company anticipates loan growth for the second quarter of approximately 16% on an annualized basis. Based on these factors, we believe our loan growth for the full year will be toward the high end of the previously discussed range of 7% to 10%, with a possibility that, should the economy recover at a quicker pace than anticipated, loan growth could exceed the targeted performance goal.

•
The Company anticipates deposit growth for the second quarter of approximately 20% on an annualized basis. Based on these factors, we believe our deposit growth for the full year will be toward the high end of the previously discussed range of 5% to 10%, with a possibility that, should the economy recover at a quicker pace than anticipated, deposit growth could exceed the targeted performance goal.

•
We estimate our non-performing assets to total assets at the end of the second quarter being less than 50 basis points and are comfortable with our 2002 year end forecast of NPA’s to total assets remaining at less than 50 basis points. The Company’s loan portfolio continues to perform well, with the real estate portfolio continuing to have low levels of NPA’s and, to date, limited loss exposure.

•
The Company anticipates net charge-offs for the second quarter will be approximately $8.3 million or 74 basis points annualized to total loans. Based on these results, we feel comfortable with our previous guidance of net charge-offs on a full year basis being in the range of 70 to 80 basis points.

•
The Company continues to believe that its provision for loan losses will exceed its charge-offs, with the provision in the second quarter being approximately $9 million. When this is combined with the anticipated loan growth for the second quarter, we anticipate the ratio of the loan loss reserve to total loans at the end of the second quarter will be approximately 2.68%. The decline from the 2.78% at the end of the first quarter is the result of the provision for new loan growth being at approximately 100 basis points and not at the current reserve level percentage. This is consistent with our previously discussed strategy. If growth continues at the current pace and charge-offs are within the range previously discussed, we anticipate our ratio of loan loss reserve to total loans at year-end 2002 would be in the range of 2.60% to 2.65%.

Mr. Smith added, “There has been some information in the market indicating that Greater Bay Bancorp would be negatively impacted in a rising rate environment. We fully addressed this issue in the Company’s Form 10-Q filed with the SEC on April 23, 2002, where we indicated that our margins would expand throughout a 200 basis point rising rate environment and that the mark to market balance sheet impact would be nominal. Based on our current analysis for the second quarter of 2002 the Company’s interest rate profile has not changed and we believe that we are still in a position to benefit from a rise in interest rates. As previously discussed, a rising rate environment would probably follow expanded business activity, which would increase our business banking loan and deposit volumes and allow us to utilize the cashflow from the investment portfolio to fund loans and pay-down other borrowings. The current cashflow of our investment portfolio is approximately $330 million per quarter in principal payments, and, even with a 200 to 300 basis point rise in rates, the quarterly cashflow would be approximately $200 million, as the average life of the securities ranges between 3 to 4 years in the current rate environment and could extend out to 4 to 5 years in a rising rate environment.”

In closing, Mr. Smith stated, “The economy and its impact on Greater Bay Bancorp continues to be of importance to our current shareholders, prospective shareholders, the analyst community and to us, officers, directors and shareholders of Greater Bay. The biggest areas of concern when we talk to people about the Bay Area economy continues to be commercial and residential term and construction real estate, technology and unemployment. While we do not know if we are at the bottom of the economic cycle in the Bay Area, we can with confidence talk about how our portfolios are weathering the current economic weakness. Historically Greater Bay’s 11 separate banking subsidiaries, located in many different economic pockets within the Bay Area, have performed at exceptional levels during periods of economic slowness. This trend is continuing today, as our construction and term real estate portfolios are performing well and our exposure to technology lending is small and well managed. In addition, we continue to see signs that the economy is close to, if not at, the bottom, as a recent report in the San Francisco Chronicle indicated residential housing volume on average in the Bay Area is up over 40% from a year ago and housing prices are correspondingly up 9%. While this does not impact Greater Bay directly, it does indicate that individuals are still spending and finding opportunities to participate in the Bay Area real estate market. We remain vigilant in our view of the economy and its impact on the Company, but for now we continue to be very optimistic about the prospects for our Company as we enter the last half of 2002 and look forward to 2003.

Investors have the opportunity to listen to the conference call live over the Internet at http://www.companyboardroom.com on July 17, 2002 at 8:00am PDT. Investors should go to the CompanyBoardroom web site 15 minutes prior to the start of the call, as it may be necessary to download audio software to hear the conference call. To do so, investors should click on the Windows Media Player icon at the bottom of the page and follow directions from there. A replay of the conference call will be available on the CompanyBoardroom web site for 30 days and via telephone through July 24, 2002 by dialing 703-925-2435, passcode 6075668.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. These

forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans, deposits and assets, continued success of its Regional Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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